Exhibit 10.9

CHENIERE ENERGY, INC. 2003 STOCK INCENTIVE PLAN

AMENDMENT No. 2

WHEREAS, Cheniere Energy, Inc. (the “Company”) previously adopted the Cheniere Energy, Inc. 2003 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan with respect to determining the fair market value of the Common Stock (as defined in the Plan); and

WHEREAS, in Section 1.4 of the Plan, the Company reserves the right to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2005, as follows:

1. The definition of “Fair Market Value or FMV Per Share” in Section 1.8 of the Plan is amended to read as follows:

“Fair Market Value or FMV Per Share”. The Fair Market Value or FMV Per Share of the Common Stock shall be the closing price of the Common Stock on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, on the most recent trading date that immediately precedes the date of the determination; provided, however, that any Awards exercised after the close of trading on any given date shall be deemed to be exercised on the next following trading date for purposes of determining Fair Market Value or FMV Per Share. If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization as of the determination date, the Fair Market Value or FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

2. Except as modified herein, the Plan is hereby specifically ratified and affirmed.